EXHIBIT 12

                         ILLINOIS BELL TELEPHONE COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                              (Dollars in Millions)

                                                  Nine Months Ended
                                                    September 30
                                                   ---------------
                                                  1998         1997
                                                  ----         ----
1.  EARNINGS

     a) Income before interest expense,
         income taxes and undistributed
         equity earnings ....................  $  821.2      $  784.5

     b) Portion of rental expense
         representative of the
         interest factor (1).................      10.4          10.6
                                               --------      --------
     Total 1(a) and 1(b).....................  $  831.6      $  795.1
                                               --------      --------
2.  FIXED CHARGES

     a) Total interest expense including
         capital lease obligations...........  $   91.8      $   84.7

     b) Capitalized interest.................       2.2           2.0

     c) Portion of rental expense
         representative of the
         interest factor (1).................      10.4          10.6
                                               --------      --------
     Total 2(a) through 2(c).................  $  104.4      $   97.3
                                               --------      --------
3.  RATIO OF EARNINGS TO FIXED CHARGES.......      7.97          8.17
                                                  =====         =====


(1) We consider one third of total rental expense to represent return on capital.